UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 9, 2021

RICEBRAN TECHNOLOGIES
(Exact Name of registrant as specified in its charter)

California
(State or other jurisdiction of incorporation)

0-32565		87-0673375
(Commission File Number)		(IRS Employer Identification No.)

25420 Kuykendahl Rd., Suite B300 Tomball, TX		77375
(Address of principal executive offices)		(Zip Code)

(281) 675-2421
Registrant’s telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, no par value per share	RIBT	The NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01         Entry into a Material Definitive Agreement.

On September 9, 2021, RiceBran Technologies (the “Company”) entered into a securities purchase agreement with the institutional investor set forth on the signature page thereto (the “Investor”) for the purchase and sale of an aggregate of 2,307,500 shares of common stock, no par value (“Common Stock”), and warrants to purchase up to 2,307,693 shares of Common Stock (the “Warrants”). Each Warrant has an initial exercise price of $1.00 per share, which exercise price will be subject to adjustment on the first and second anniversaries of issuance if 110% of the 5-day volume weighted average price of the Company’s Common Stock is less than the then-current exercise price. The Warrants will be exercisable for five years commencing upon the date of issuance. The Investor also agreed to acquire pre-funded warrants to purchase up to 2,307,885 shares of Common Stock (the “Pre-funded Warrants”), in lieu of shares of Common Stock that would otherwise result in Investor’s beneficial ownership exceeding 4.99% of the outstanding Common Stock. The Pre-funded Warrants will have an exercise price of $0.65 ($0.6499 of which will be pre-funded at the closing of the offering), and will be exercisable for a period of five years commencing upon the date of issuance. The combined purchase price of each share of Common Stock and one half of one Warrant is $0.65. The combined purchase price of each Pre-funded Warrant and one half of one Warrant is $0.6499 (equal to the combined purchase price per share and one half of one Warrant, minus $0.0001). The Warrants and Pre-funded Warrants are subject to beneficial ownership limitations such that the Investor may not exercise any Warrant or Pre-funded Warrant to the extent that such exercise would result in the Investor beneficially owning in excess of 4.99% of our Common Stock, which beneficial ownership limitation may be increased or decreased up to 9.99% upon notice to the Company, provided that any increase in such limitation will not be effective until 61 days following notice to the Company.

Subject to certain exceptions, until 120 days after the closing date of the offering, the Company will be prohibited from issuing, entering into any agreement to issue or announcing the issuance or proposed issuance of any shares of Common Stock or securities convertible or exercisable into Common Stock, or filing, amending or supplementing a registration statement. Until 180 days after the closing date of the offering, the Company will also be prohibited from making sales pursuant to that certain At Market Issuance Sales Agreement, dated as of March 30, 2020, between the Company and B. Riley FBR, Inc. Until 180 days after the closing date of the offering (or, with respect to any at-the-market offering, the second anniversary of the closing date), the Company will also be prohibited from effective or entering into an agreement to effect any issuance involving a variable rate transaction .

Until the second anniversary of the closing of the offering, the Investor will have the right to participate for up to 45% of the securities offered by the Company in future securities offerings, subject to certain exceptions.

Each of our directors and executive officers has entered into a lock-up agreement that prohibits, subject to certain exceptions, the sale, transfer or other disposition of shares of Common Stock, or securities convertible into or exercisable or exchangeable for Common Stock, for a period of 120 days following the closing date of the offering.

The net proceeds from the offering are expected to be approximately $2.8 million, after deducting estimated offering expenses. The Company intends to use the net proceeds from the offering for general corporate purposes, which may include funding capital expenditures and working capital and repaying indebtedness. The offering is expected to close on or about September 13, 2021, subject to customary closing conditions.

The Common Stock, Warrants and Pre-funded Warrants (and underlying shares) were offered, and will be issued, pursuant to the Prospectus Supplement, filed September 13, 2021, to the Prospectus included in the Company’s Registration Statement on Form S-3 (Registration No. 333-232447) filed with the Securities and Exchange Commission on June 28, 2019, and declared effective July 11, 2019.

Weintraub Tobin Chediak Coleman Grodin Law Corporation, special counsel to the Company, has issued an opinion to the Company regarding the validity of the securities to be issued in the offering. A copy of the opinion is filed as Exhibit 5.1 to this Current Report on Form 8-K.

The foregoing description of the Securities Purchase Agreement, Warrant, and Pre-funded Warrant does not purport to be complete and is qualified in its entirety by reference to the complete text thereof, which are filed as exhibits to this report and are incorporated by reference herein.

Item 8.01         Other Events.

On September 9, 2021, the Company issued a press release regarding the registered direct offering. A copy of the press release is attached as Exhibit 99.1 hereto.

Item 9.01         Financial Statements and Exhibits

(d) Exhibits

The following exhibits are furnished as part of this report.

Exhibit Number	Description
4.1	Form of Warrant
4.2	Form of Pre-funded Warrant
5.1	Opinion of Weintraub Tobin Chediak Coleman Grodin Law Corporation
10.1	Form of Securities Purchase Agreement, by and among RiceBran Technologies and the purchaser party thereto
23.1	Consent of Weintraub Tobin Chediak Coleman Grodin Law Corporation (included in Exhibit 5.1 above)
99.1	Press Release, dated September 9, 2021
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RICEBRAN TECHNOLOGIES

Date: September 13, 2021	By:	/s/ Todd T. Mitchell
	Name:	Todd T. Mitchell
	Title:	Chief Financial Officer
(Duly Authorized Officer)